EXHIBIT 99.1

Exactech Q3 Revenue Up 7% to $59.9 Million. Net Income up 10% to $3.2 Million.  Diluted EPS $0.22 vs. $0.20.

Gainesville, FL. – October 31, 2016 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, extremity, spine and biologic materials, today announced revenue of $59.9 million for the third quarter of 2016, a 7% increase from $56.2 million in the third quarter of 2015. On a constant currency basis, revenue was up 6%. Net income increased 10% to $3.2 million, or $0.22 per diluted share, compared to $2.9 million, or $0.20 per diluted share, in the same quarter a year ago.

Third Quarter Segment Performance

The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 14% to $22.8 million, a 15% constant currency increase
•	Knee implant revenue increased 11% to $17.0 million, a 10% constant currency increase
•	Hip implant revenue increased 17% to $11.6 million, a 14% constant currency increase
•	Biologic and Spine revenue decreased 23% to $4.4 million, a 22% constant currency decrease
•	Other revenue decreased 21% to $4.2 million, a 22% constant currency decrease

Nine Months Highlights and Segment Performance

For the first nine months of 2016, revenue was $191.3 million, an increase of 7% over $179.1 million for the comparable period last year. On a constant currency basis, revenue for the first nine months of 2016 was also up 7%. Net income for the first nine months of 2016 increased 12% to $12.0 million, or $0.84 per diluted share compared to $10.7 million, or $0.75 per diluted share, for the first nine months of 2015. First nine month product revenues were as follows:

•	Extremity implant revenue increased 16% to $71.2 million, a 16% constant currency increase
•	Knee implant revenue increased 5% to $55.6 million, a 5% constant currency increase
•	Hip implant revenue increased 11% to $35.3 million, a 10% constant currency increase
•	Biologic and Spine revenue decreased 9% to $15.2 million, a 8% constant currency decrease
•	Other revenue decreased 14% to $14.1 million, a 14% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, "We were very pleased with strong double digit growth in our Extremities, Knee and Hip businesses.  The momentum in our Extremities segment is based on the continuing successful adoption of the Equinoxe shoulder system and notably with our highly competitive range of glenoid solutions. The Equinoxe Humeral Reconstruction Prosthesis launched earlier in the year also contributed positively to the good quarter.  Success in developing our U.S. sales channels was helpful in all three major joint segments. We continued ramping up availability of the Alteon Monoblock Revision Hip stem, which supported 17% hip growth for the quarter.  Similarly, our knee revision system contributed positively to 11% knee growth this quarter.  In the fourth quarter and the first half of next year, we are moving from the pilot launch phase into a limited launch of the revision knee. This should be increasingly important to growth in coming quarters.  We were disappointed with results in our smaller segments, attributable in part to pricing pressures and slower adoption of new products.

“Our new Vantage Total Ankle system achieved an important milestone during the third quarter with successful treatment of the first patient. The pilot launch phase starts in the fourth quarter and continues the first part of next year.  During the third quarter we also recorded our first successful surgeries with the new ExactechGPS® total shoulder application and we expanded our computer-assisted surgery system with a revision total knee application. Adding these two applications to the ExactechGPS platform can facilitate commercial adoption of the system in 2017.

“Worldwide sales increased 7% to $191.3 million for the first nine months of 2016.  U.S. sales were up 7% to $131.4 million compared with $123.3 million in the first nine months a year ago. International sales increased 7% to $59.9 million in the first nine months of 2016 and increased 7% on a constant currency basis. U.S. sales for the third quarter of 2016 were up 4% to $42.2 million compared with $40.7 million in the third quarter a year ago. International sales increased 14% to $17.7 million from $15.5 million in the third quarter of 2015 which reflected a 12% constant currency increase. U.S. sales represented 70% of total, sales and international sales represented 30% of total sales during the third quarter. “

Chief Financial Officer Jody Phillips said, “Gross margins decreased to 68.7% from 70.5% for the third quarter a year ago, primarily due to growth in our international distribution business and general pricing pressures.  Total operating expenses for the quarter increased 4% to $36.6 million; however, as a percentage of sales, decreased to 61% for the third quarter of 2016.  Sales and marketing expenses increased 5% to $21.7 million, due to expanding medical education programs and product launch expenses.  General and administrative expenses remained flat at $5.2 million and research and development expenses decreased 3% to $5.1 million during the third quarter though we expect those expenses to increase going forward.”

Looking forward, Exactech updated its 2016 revenue guidance to $256-$258 million and its diluted full year EPS target to $1.15–$1.17. This translates to anticipated revenues of $64.7-$66.7 million and diluted EPS of $0.31-$0.33 for the fourth quarter ending December 31, 2016. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company will hold a conference call with CEO David Petty and key members of the management team on Tuesday, November 1st at 9:00 a.m. Eastern Time. The call will cover Exactech’s third quarter 2016 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-440-5803 any time after 8:50 a.m. Eastern on November 1st. International and local callers should dial 1-719-325-4765. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=121574. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more

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EXACTECH INC.

than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Non-GAAP financial measures – Because we operate internationally, we present the percentage change in sales by reporting segment on a constant currency basis, which is a non-GAAP financial measure.  We calculate this change on a constant currency basis by translating current period sales at the comparable average historical exchange rates for the same period in the prior year. We believe that presenting the percentage change in sales on a constant currency basis assists in the understanding of actual sales fluctuations by excluding the impact of foreign currency fluctuations.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett Vice President, Corporate & Marketing Communication 352-377-1140

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,613	$12,713
Trade receivables, net of allowances of $1,239 and $1,011	50,712	52,442
Prepaid expenses and other assets, net	3,615	2,552
Income taxes receivable	229	486
Inventories, current	77,566	71,429
Total current assets	144,735	139,622

PROPERTY AND EQUIPMENT:
Land	4,510	4,494
Machinery and equipment	39,968	37,008
Surgical instruments	134,426	123,533
Furniture and fixtures	4,665	4,655
Facilities	21,366	20,348
Projects in process	3,334	1,218
Total property and equipment	208,269	191,256
Accumulated depreciation	(102,046)	(96,713)
Net property and equipment	106,223	94,543

OTHER ASSETS:
Deferred financing and deposits, net	889	858
Deferred tax assets	1,204	--
Non-current inventory	12,341	8,995
Product licenses and designs, net	10,396	11,121
Patents and trademarks, net	1,228	1,426
Customer relationships, net	577	92
Goodwill	22,479	18,850
Total other assets	49,114	41,342
TOTAL ASSETS	$300,072	$275,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,111	$13,932
Income taxes payable	2,046	603
Accrued expenses	11,112	9,498
Other current liabilities	3,172	792
Total current liabilities	30,441	24,825

LONG-TERM LIABILITIES:
Deferred tax liabilities	213	443
Long-term debt, net of current portion	20,000	16,000
Other long-term liabilities	5,607	5,850
Total long-term liabilities	25,820	22,293
Total liabilities	56,261	47,118

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	143	142
Additional paid-in capital	86,120	81,963
Treasury Stock	(3,042)	--
Accumulated other comprehensive loss, net of tax	(9,633)	(11,986)
Retained earnings	170,223	158,270
Total shareholders’ equity	243,811	228,389

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$300,072	$275,507

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
NET SALES	$ 59,919	$ 56,237	$ 191,341	$ 179,106

COST OF GOODS SOLD	18,772	16,597	59,408	54,573
Gross profit	41,147	39,640	131,933	124,533

OPERATING EXPENSES:
Sales and marketing	21,684	20,587	68,838	63,901
General and administrative	5,186	5,180	16,740	16,803
Research and development	5,096	5,258	15,495	14,389
Depreciation and amortization	4,592	4,073	13,326	12,697
Total operating expenses	36,558	35,098	114,399	107,790

INCOME FROM OPERATIONS	4,589	4,542	17,534	16,743

OTHER INCOME (EXPENSE):
Interest income	29	3	35	7
Other income (loss)	43	26	115	91
Interest expense	(186)	(283)	(716)	(860)
Foreign currency exchange (loss) gain	73	(103)	665	(862)
Total other income (expenses)	(41)	(357)	99	(1,624)

INCOME BEFORE INCOME TAXES	4,548	4,185	17,633	15,119

PROVISION FOR INCOME TAXES	1,383	1,307	5,680	4,468

NET INCOME	$ 3,165	$ 2,878	$ 11,953	$ 10,651

BASIC EARNINGS PER SHARE	$ 0.22	$ 0.20	$ 0.85	$ 0.76

DILUTED EARNINGS PER SHARE	$ 0.22	$ 0.20	$ 0.84	$ 0.75

SHARES - BASIC	14,123	14,058	14,108	13,996

SHARES - DILUTED	14,370	14,201	14,303	14,201

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EXACTECH INC.